Morgan Stanley Dean Witter Special Value Fund
Item 77(o) 10f-3 Transactions
July 1, 2000 - December 31, 2000


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker
Argonaut
Technologies
07/16/00
$15.00
33,200
0.226%
$69,000,000
0.722%
Warburg
Dillon
F:\legal\msdata\paraleg\10f-3\special